Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Don Tomoff Vice President, Finance and Treasurer Jo-Ann Stores, Inc. 330/463-6815 http://www.joann.com

JO-ANN STORES ANNOUNCES SEPTEMBER SALES RESULTS

- Updates Guidance -
- Announces Management Change -
- Provides Initial Strategy To Improve Performance -

HUDSON, OH – October 5, 2005 — Jo-Ann Stores, Inc. (NYSE: JAS) reported today that
September net sales increased 5.3% to $176.1 million from $167.3 million in the same period last year. September same-store sales increased 0.2% compared to a same-store sales decrease of 0.1% last year.

For the first nine weeks of the third quarter, net sales increased 4.1% to $299.6 million from $287.8 million in the same period last year. Same-store sales during that nine-week period declined 0.9% compared to a same-store sales decrease of 1.3% during the same nine-week period last year.

Year-to-date net sales increased 3.8% to $1.104 billion from $1.064 billion in the prior year. Same-store sales decreased 0.2% year-to-date versus a 3.2% same-store sales increase for the comparable period last year.

Alan Rosskamm, president and chief executive officer, said, “Relative to our earlier stated sales expectations, our sales performance for the first nine weeks of the second half has been a major disappointment. Despite merchandising changes in key areas of our business that we expected to drive favorable sales trends in the second half of the year, weak customer traffic has continued to impact our top-line performance.”

The Company also announced that David Bolen, executive vice president of merchandising and marketing, will be leaving the Company. The Company has launched a nationwide search for an accomplished new merchandising and marketing executive. Mr. Bolen will remain with the Company through the upcoming important holiday season to help facilitate a smooth transition.

Performance Improvement Strategy

Addressing the current business situation, Mr. Rosskamm stated, “Encouraged by a record fourth quarter last year, we approached this fiscal year with an ambitious merchandise plan, incremental marketing tests, construction of a third distribution center, and an accelerated superstore expansion program. Unfortunately, this aggressive plan collided with significant softness in customer traffic. As a result, key expenses such as distribution, advertising, store opening, and occupancy costs are up as a percentage of sales. More significantly, gross margins have been unfavorably affected by increases in customer coupon usage and additional merchandise clearance activity.”

Mr. Rosskamm continued, “Our current performance is unacceptable. We are taking decisive action immediately in order to reverse recent trends and respond to a weakening retail environment. Our main objectives are to protect our balance sheet and to make changes necessary in order to improve sales and sell through inventory. An evaluation of all of our merchandise categories is underway and we will assess each business’s performance aggressively. Similarly, we are reviewing the effectiveness of this year’s incremental marketing expenditures.”

For fiscal 2007, the Company will slow its expansion plans in order to focus on execution, and will open approximately 25 to 30 new stores compared to 44 new stores this year. Sales goals will be aligned with the challenging environment that exists today. Furthermore, the Company will focus on driving improvement in its gross margin rate, while pursuing opportunities to reduce selling, general and administrative expenses.

Fiscal 2006 Outlook

Based on actual year-to-date sales results, a deteriorating retail environment and an aggressive promotional calendar, the Company now believes same-store sales could range from a decline of 2% to an increase of 2% for the remaining four months of this fiscal year, compared with a 3.3% same-store sales increase for the same four-month period last year.

As stated above, the Company is implementing programs focused on selling through inventory. As a result, the Company estimates that the gross margin rate for the third and fourth quarters of fiscal 2006 will decrease relative to the same periods in the prior year by 150 to 250 basis points.

Based on the above factors, it is clear that the Company will not reach its earlier annual earnings guidance of $1.65 to $1.75. However, the final earnings that the Company is ultimately able to realize in fiscal 2006 is highly dependent on the sales performance and gross margin rates that are achieved over the next four months. Given the wide range of possible sales and gross margin rate outcomes, the Company has determined that it is prudent to suspend earnings per share guidance for the near-term.

Mr. Rosskamm concluded, “We are making the appropriate adjustments to respond to a softer retail environment and ensure we have the right merchandising strategies in place. Importantly, as we work through this difficult period, Jo-Ann remains committed to preserving a strong balance sheet and to effectively execute on its transformation to a superstore chain, which we expect will drive growth over the long-term.”

Conference Call

The Company will host a conference call to discuss its September sales release and updated earnings guidance. Investors are invited to listen to the conference call to be broadcast live today at 5:00 PM Eastern time by dialing 800-789-6301. The call can also be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the top of our home page and click on “About Jo-Ann Stores,” click on “Our Company,” click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call via the Internet, please go to the website at least ten minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 1102216.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 705 Jo-Ann Fabrics and Crafts traditional stores and 142 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, longer-term unseasonable weather or wide spread severe weather, the impact of our and our competitors store openings and closings, the successful and timely completion and integration of the Company’s new distribution center, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.